Exhibit 4.25

PERFORMANCE INCENTIVE AGREEMENT

by and among

Guangzhou Gehua Network Technology and Development Company Limited,

Yu Ling

He Chen

Huang Rong

21Vianet Group, Inc.,

and

21ViaNet Broadband Limited

dated as of October 8, 2011

i

PERFORMANCE INCENTIVE AGREEMENT

This Performance Incentive Agreement (the “Agreement”) is entered into on October 8, 2011 by and among the following parties (each a “Party”; together, the “Parties”):

Yu Ling, a PRC citizen with identification number 37230119750820382X; He Chen, a PRC citizen with identification number 110108197201295735; Huang Rong, a PRC citizen with identification number 430104197311134632 (each a “Seller” or a “Recipient” and together the “Sellers” or the “Recipients”);

Guangzhou Gehua Network Technology and Development Company Limited, a limited liability company organized under the laws of PRC with registered office located at Taozhuang No. 4-2, Room 303, Tianhe District, Guangzhou with the business license number 440106000481873 (the “Target Company”);

21Vianet Group, Inc., a limited liability company incorporated under the laws of the Cayman Islands with its registered office located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “21Vianet”); and

21ViaNet Broadband Limited, a limited liability company organized under the laws of PRC with registered office located at 3/F Building 5, No. 1 East Jiuxiangqiao Road, Chaoyang District, Beijing with the business license number 110105009411300 (the “Purchaser”).

RECITALS

WHEREAS, the Sellers wholly own the outstanding shares of the Target Company;

WHEREAS, the Purchaser is a wholly-owned subsidiary of aBitCool Beijing Limited (“VNS”), a variable interest entity ultimately controlled by the 21Vianet through contractual arrangements among VNS, the shareholders of VNS and 21ViaNet China Inc., the 21Vianet’s wholly-owned subsidiary in China;

WHEREAS, the Purchaser intends to purchase, and the Seller intends to sell, 100% outstanding shares in the Target Company by entering into a share purchase agreement (the “SPA”) on the same date of this Agreement.

WHEREAS, the Recipients have de facto control over the Target Company and agree to cause the Target Company to meet certain financial targets in each of (1) the period from September 1, 2011 to December 31, 2011, (2) the period from September 1, 2011 to August 31, 2012 and (3) the period from September 1, 2012 to August 31, 2013. To incentivize the Recipients and align their interests with those of the 21Vianet, the 21Vianet intends to provide the Recipient performance incentives in the form of ordinary shares in the 21Vianet based on the Target Company’s financial performance in each of (1) the period from September 1, 2011 to December 31, 2011, (2) the period from September 1, 2011 to August 31, 2012 and (3) the period from September 1, 2012 to August 31, 2013;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises, the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Definitions. The following capitalized terms used in this Agreement have the following meanings:

“21Vianet” has the meaning set forth in the preamble.

“Agreement” means this Performance Incentive Agreement.

“Audited Financial Report” means the financial report of the Target Companies for a certain period, which is audited by any of the Big Four Accounting Firms in accordance with the accounting principles generally accepted in the United States.

“Audited Net Income” means the aggregate net income of the Target Company for a certain period, which is audited by any of the Big Four Accounting Firms in accordance with the accounting principles generally accepted in the United States.

“Big Four Accounting Firms” mean PricewaterhouseCoopers, Deloitte Touche Tohmatsu, KPMG and Ernst & Young.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the PRC.

“CIETAC” has the meaning set forth in Section 3.09(a) of this Agreement.

“Fiber Lease Agreement” refers to the fiber lease agreement executed by the Target Company and Shanghai Guangxun Telecommunication Engineering Company Limited.

“Gross Revenues” means the gross revenues of the Target Company for a certain period which is audited by any of the Big Four Accounting Firms in accordance with the accounting principles generally accepted in the United States.

“Par Value” has the meaning set forth in the then effective Memorandum of Association of 21Vianet.

“Parties” or “Party” has the meaning given to such term in the preamble.

“PRC” means the People’s Republic of China.

“Price per Share” refers to the average price of each ordinary share of 21Vianet Group, Inc. within 30 trading days after October 8, 2011.

“Purchaser” has the meaning set forth in the preamble.

“Recipient” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“SPA” has the meaning set forth in the preamble.

“SPA Closing Conditions” has the meaning set forth in Section 2.1 of the SPA.

“SPA Closing Date” has the meaning set forth in the SPA.

Section 1.02 Interpretation. Whenever used in this Agreement, (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine gender, (iii) the terms “including” and “include” shall mean “including, without limitation” and “include, without limitation”, respectively, (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II

PERFORMANCE INCENTIVES

Section 2.01 First Performance Incentives. Yu Ling, He Chen and Huang Rong are entitled to receive performance incentives for the period from September 1, 2011 to December 31, 2011 in the form of X1, X2 and X3 number of shares in the 21Vianet at Price per Share respectively.

(a) The U.S. dollar to Renminbi exchange rate shall be the average noon buying rate set forth in H.10 statistical release of the Federal Reserve Board on the last Business Day in the relevant year.

(b) K1 shall be calculated as follows:

K1 = [the Audited Net Income (from September 1, 2011 to December 31, 2011) / Renminbi 2,920,000 * 0.5] + [the Audited Gross Revenue (from September 1, 2011 to December 31, 2011) / Renminbi 19,450,000 * 0.5]

(c) X1, X2 and X3 shall be calculated as follows:

	X1	X2	X3

K1<0.6	0	0	0

0.6≤K1 ≤1.0	Renminbi 7,410,000 * K1 / Price per Share	Renminbi 3,705,000 * K1 / Price per Share	Renminbi 3,705,000 * K1 / Price per Share

K1>1.0	(1) 7,410,000 * K1 / Price per Share and (2) Renminbi 9,630,000 / Price per Share, whichever is lower	(1) 3,705,000 * K1 / Price per Share and (2) Renminbi 4,815,000 / Price per Share, whichever is lower	(1) 3,705,000 * K1 / Price per Share and (2) Renminbi 4,815,000 / Price per Share, whichever is lower

(d) All ordinary shares of 21Vianet Group, Inc. which are subject to the First Performance Incentives shall be vested prior to February 29, 2012.

Section 2.02 Second Performance Incentives. Yu Ling, He Chen and Huang Rong are entitled to receive performance incentives for the period from September 1, 2011 to August 31, 2012 in the form of Y1, Y2 and Y3 number of shares in the 21Vianet at Price per Share respectively.

(a) The U.S. dollar to Renminbi exchange rate shall be the average noon buying rate set forth in H.10 statistical release of the Federal Reserve Board on the last Business Day in the relevant year.

(b) K2 shall be calculated as follows:

K2 = [the Audited Net Income (from September 1, 2011 to August 31, 2012) / Renminbi 9,900,000 * 0.5] + [the Audited Gross Revenue (from September 1, 2011 to August 31, 2012) / Renminbi 65,970,000 * 0.5]

(c) K3 shall be calculated as follows:

K3 = [the Audited Net Income (from September 1, 2012 to August 31, 2013) / Renminbi 14,110,000 * 0.5] + [the Audited Gross Revenue (from September 1, 2012 to August 31, 2013) / Renminbi 94,060,000 * 0.5]

(d) Y1, Y2 and Y3 shall be calculated as follows:

	Y1	Y2	Y3

K2<0.6	{[the Audited Net Income (from September 1, 2011 to August 31, 2012)*1.5/ Price per Share –X1] * K3 – (Renminbi 7,250,000 / Price per Share) } * 0.5	{[the Audited Net Income (from September 1, 2011 to August 31, 2012)*1.5/ Price per Share –X2] * K3 – (Renminbi 7,250,000 / Price per Share) } * 0.25	{[the Audited Net Income (from September 1, 2011 to August 31, 2012)*1.5/ Price per Share –X3] * K3 – (Renminbi 7,250,000 / Price per Share) } * 0.25

K2≥0.6	{{[the lower of (1) the Audited Net Income (from September 1, 2011 to August 31, 2012) * 3 and (2) Renminbi 38,600,000] / Price per Share –X1} * K3 – (Renminbi 7,250,000 / Price per Share) } * 0.5	{{[the lower of (1) the Audited Net Income (from September 1, 2011 to August 31, 2012) * 3 and (2) Renminbi 38,600,000] / Price per Share –X2} * K3 – (Renminbi 7,250,000 / Price per Share) } * 0.25	{{[the lower of (1) the Audited Net Income (from September 1, 2011 to August 31, 2012) * 3 and (2) Renminbi 38,600,000] / Price per Share –X3} * K3 – (Renminbi 7,250,000 / Price per Share) } * 0.25

(e) All ordinary shares of 21Vianet Group, Inc. which are subject to the Second Performance Incentives shall be vested prior to October 31, 2013.

(f) In case Y1 < 0, Y2 < 0 and Y3 < 0, the number of ordinary shares of 21Vianet Group, Inc. subject to the Second Performance Incentives shall be adjusted to zero.

Section 2.03 Third Performance Incentives. In case there is no material adverse effect occurs to the fiber assets under the Fiber Lease Agreement from the execution of this agreement to August 15, 2014, Yu Ling, He Chen and Huang Rong are entitled to receive performance incentives in the form of Z1, Z2 and Z3 number of shares in the 21Vianet at Price per Share respectively.

(a) Z1, Z2 and Z3 shall be calculated as follows:

	Z1	Z2	Z3
In case there is no material adverse effect occurs to the fiber assets under the Fiber Lease Agreement from the execution of this agreement to August 15, 2014	Renminbi 3,625,000 / Price per Share	Renminbi 1,812,500 / Price per Share	Renminbi 1,812,500 / Price per Share

(b) All ordinary shares of 21Vianet Group, Inc. which are subject to the Third Performance Incentives shall be vested prior to September 30, 2014.

ARTICLE III

MISCELLANEOUS

Section 3.01 Incorporation by Reference. To the extent applicable to this Agreement, provisions on representations and warranties, covenants, contract breach and termination set forth in the SPA shall be incorporated by reference in this Agreement.

Section 3.02 Effectiveness. This Agreement shall be executed simultaneously with the SPA. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto and the execution and delivery of the SPA by the parties thereto.

Section 3.03 Expenses. Other than as required by applicable Law, all costs and expenses incurred in connection with the Agreement shall be paid by the party incurring such costs or expenses.

Section 3.04 Taxes. The Recipient shall be liable for any income, business or other taxes under the PRC laws and the laws of other applicable jurisdiction that might be incurred in connection with its receipt of any incentive shares.

Section 3.05 Compliance with PRC Laws. The Recipient, with the assistance from the Purchaser and 21Vianet, shall try its best efforts to obtain Approvals.

Section 3.06 Headings. The division of this Agreement into articles and sections is for convenience and reference only and shall not in any way affect the meaning or interpretation hereof.

Section 3.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Cayman Islands without reference to the choice of law principles thereof.

Section 3.08 Confidentiality. All the provisions under this Agreement and this Agreement itself shall be kept confidential. Neither Party shall make disclosure to any third party, excluding the senior officers, directors, employees, agents and consultants who are related to the this Agreement, provided that it is necessary for such persons to know about this Agreement and related information. This confidentiality clause does not apply to information required to be disclosed to the government, the public or shareholders by relevant laws, nor does it apply to documents required to be filed with the authorities.

Section 3.09 Dispute Resolution.

(a) All disputes, controversies, and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach, termination, or enforceability of this Agreement shall be arbitrated by China International Economic and Trade Arbitration Commission (“CIETAC”) by following the CIETAC arbitration rules. Any arbitration or related hearings shall be held in Beijing and in Chinese. Any decision made by CIETAC shall be final and binding.

(b) The arbitral tribunal shall be comprised of three (3) arbitrators. Parties hereby agree that from any pool of arbitrators, the Purchaser may select one arbitrator and Sellers may select one arbitrator. The third one shall be jointly selected by all parties. If the Parties cannot reach a consensus with respect to the third arbitrator within five Business Days, CIETAC shall appoint the third arbitrator.

(c) During any arbitration, the Agreement shall remain effective and the Parties shall perform their respective obligations, other than those set forth in the sections or articles in dispute.

Section 3.10 Entire Agreement. This Agreement constitute the entire agreement among the Parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements, correspondence, undertakings, understandings, negotiations and discussions, whether oral or written of the Parties hereto. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 3.11 Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any other term, provision, covenant and restriction of this Agreement, which remaining portions shall remain in full force and effect as if this Agreement had been executed with the invalid provisions thereof eliminated, and it is the declared intention of the parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part or portion which may be declared invalid.

Section 3.12 Amendment. This Agreement shall not be amended by any Party unless all parties executed the amended Agreement in writing.

Section 3.13 Assignment. This rights and obligations set forth in this Agreement shall not be assigned to any third party without the unanimous consent of all other Parties.

Section 3.14 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators and successors.

Section 3.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

Section 3.16 Delivery by Facsimile. Any delivery of an executed copy of this Agreement by way of facsimile or portable document format (pdf) shall constitute delivery hereof, provided that any party delivering by way of facsimile or pdf shall, as soon as reasonably practicable, deliver the original executed copy to the other Parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Performance Incentive Agreement to be duly executed by their respective authorized officers as of the date first above written.

Guangzhou Gehua Network Technology and Development Company Limited

/s/ Guangzhou Gehua Network Technology and Development Company Limited (official seal)

Yu Ling

/s/ Yu Ling

He Chen

/s/ He Chen

Huang Rong

/s/ Huang Rong

21Vianet Group, Inc.

By: /s/ Sheng Chen

21ViaNet Broadband Limited

/s/ Authorised signatory of 21ViaNet Broadband Limited